Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Second Quarter Results as Operating Income Rises 134%
INDIANA, PENNSYLVANIA, August 8, 2006 – Superior Well Services, Inc. (NASDAQ: SWSI) announced today its financial and operating results for the three months ended June 30, 2006.
•	Revenues totaled $54.6 million, an 84.5% increase over the same period in 2005.
•	Operating income totaled $10.7 million, a 133.5% increase over the same period in 2005.
•	Net income for the three months ended June 30, 2006 totaled $6.4 million, while diluted earnings per share increased to $0.33.
•	EBITDA, a non-GAAP financial measure, totaled $14.0 million, a 94.5% increase over the same period in 2005. For our definition of EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release.
Revenue for the three months ended June 30, 2006 was $54.6 million compared to $29.6 million for the same period in 2005, an increase of $25.0 million or 84.5%. Each of our operating regions had revenue increases over the same period in 2005. Increased activity levels at new and existing service centers, coupled with pricing improvements, led to the increases in 2006. Stimulation, nitrogen, cementing and down-hole servicing revenues amounted to 58.4%, 10.6%, 20.8% and 10.2% of our revenues in the second quarter of 2006, respectively.
Cost of revenue increased 76.2% to $37.7 million for the three months ended June 30, 2006 compared to $21.4 million for the same period in 2005. As a percentage of revenue, cost of revenue decreased to 69.1% in the second quarter of 2006 from 72.3% in the same period of 2005. This percentage decrease was primarily due to proportionately lower labor expenses and material costs, which was partially offset by higher depreciation expenses.
Selling, general and administrative, or SG&A, expenses were $6.2 million for the three months ended June 30, 2006 compared to $3.6 million for the same period in 2005, an increase of 71.6%. Labor expenses increased $1.4 million in 2006 over the same period in 2005 due to the hiring of additional management, sales and administrative personnel to manage the growth in our operations. In addition, our general and administrative expenses have increased as a result of our becoming a public company in August 2005. Sarbanes-Oxley compliance expenses, legal and professional expenses and director’s expenses for the three months ended June 30, 2006 compared to the same period in 2005 increased $0.2 million, $0.2 million and $0.1 million, respectively. Taxes, rent, advertising and office expenses for the three months ended June 30, 2006 compared to the same period in 2005 increased $0.2 million, $0.1 million, $0.1 million and $0.2 million, respectively.
Operating income was $10.7 million for the three months ended June 30, 2006 compared to $4.6 million for the same period in 2005, an increase of 133.5%. The primary reason for this increase was higher revenues due to increased activity levels at new and existing service centers, coupled with pricing improvements. This increase in operating income was partially offset by the increases in our cost of revenue and SG&A expenses as described above which include approximately $1.0 million of operating losses in connection with the establishment of new service centers in Texas and New Mexico and cementing operations in Utah. The Texas and New Mexico service centers and Utah cement operations are expected to commence operations during the third quarter of 2006.
During the first half of 2006, our capital expenditures were $27.9 million. The increase was due to higher amounts of capital expenditures due to the opening of new service centers, as well as the purchase of additional equipment at existing locations.

Commenting on the results, David Wallace, Chief Executive Officer, stated, “We are extremely pleased with the second quarter performance. Revenue growth during the period allowed us to maintain strong earnings despite start-up costs associated with new operations that have historically lowered the Company’s second quarter operating results. During the last three months our employee count increased 15% with the majority of these employees being hired and trained to staff operations that will begin generating revenue in the third quarter of 2006. The Company is excited about expanding into these new markets which present excellent growth opportunities for Superior in the future.”
We will host a conference call on Tuesday, August 8th at 11:00 a.m. ET to review these results. To participate in the call, please dial 800-299-0433 and ask for the Superior Well Services, Inc. 2006 second quarter financial results conference call. The confirmation code for the meeting is 96223948. A replay of the call will be available through August 23rd at 888-286-8010. The conference ID for the replay is 56492614.
A simultaneous webcast of the call may be accessed over the Internet at http://www.superiorwells.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days.
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.
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1 We define EBITDA as net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
Basis of presentation
Superior Well Services, Inc. (“Superior”) was formed as a Delaware corporation on March 2, 2005 for the purpose of serving as the parent company for Superior GP, L.L.C. (“Superior GP”), Superior Well Services, Ltd. (‘‘Superior Well’’) and Bradford Resources, Ltd. (‘‘Bradford’’). In connection with Superior’s initial public offering in August 2005, Superior, Superior GP and the partners of Superior Well and Bradford entered into a contribution agreement that resulted in the partners of Superior Well and Bradford contributing their respective partnership interests to Superior and Superior GP in exchange for shares of common stock of Superior. Superior Well and Bradford are Pennsylvania limited partnerships that became wholly owned subsidiaries of Superior immediately prior to its completion of its initial public common stock offering in August 2005.
At June 30, 2006, the accompanying consolidated financial statements include the accounts of Superior and its wholly-owned subsidiaries Superior Well, Bradford and Superior GP. Superior Well and Bradford (“Partnerships”) were entities under common control arising from common direct or indirect ownership of each. The contribution of the Partnerships’ assets and liabilities to Superior represented a reorganization of entities under common control and was accounted for at historical cost. The three month and six month periods ended June 30, 2005 includes the combined operations for the Partnerships. Prior to the reorganization, the Partnerships were not subject to federal and state corporate income taxes.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2006			2006
	2005	(Superior Well	%	2005	(Superior Well	%
	(Partnerships)	Services, Inc.)	change	(Partnerships)	Services, Inc.)	change
Revenue	$29,585	$54,589	85%	$55,610	$102,276	84%
Cost of revenue	21,404	37,704	76%	38,784	69,440	79%

Gross profit	8,181	16,885	106%	16,826	32,836	95%
Selling, general and administrative expenses	3,585	6,153	72%	6,866	11,679	70%

Operating income	4,596	10,732	134%	9,960	21,157	112%
Interest expense	(224)	(49)		(383)	(87)
Other (expense) income	29	50		39	191

Income before income taxes	4,401	10,733	144%	9,616	21,261	121%
Income taxes
Current		3,755			7,585
Deferred		547			889

		4,302			8,474

Net income	$4,401	$6,431		$9,616	$12,787

Pro forma data (unaudited):
Historical income before taxes	$4,401			$9,616
Pro forma income tax expense	1,804			4,066

Net income adjusted for pro forma income tax expense	$2,597			$5,550

Diluted earnings per share		$0.33			$0.66

Revenue by operating region (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
Region	2005		2006		2005		2006
Appalachian	$16,104	54.4%	$28,035	51.4%	$31,465	56.6%	$52,555	51.4%
Southeast	7,843	26.5	13,814	25.3	15,384	27.7	26,203	25.6
Rocky Mountain	356	1.2	2,833	5.2	356	0.6	3,947	3.9
Mid-Continent.	5,282	17.9	9,907	18.1	8,405	15.1	19,571	19.1

Total	$29,585	100.0%	$54,589	100.0%	$55,610	100.0%	$102,276	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2006		2005		2006
Technical pumping services	$26,644	90.1%	$49,008	89.8%	$50,260	90.4%	$92,027	90.0%
Down-hole surveying services	2,941	9.9	5,581	10.2	5,350	9.6	10,249	10.0

Total revenue	$29,585	100.0%	$54,589	100.0%	$55,610	100.0%	$102,276	100.0%

Non-GAAP Accounting Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		2006		2006
	2005	(Superior Well	2005	(Superior Well
	(Partnerships)	Services, Inc.)	(Partnerships)	Services, Inc.)
Reconciliation of EBITDA to Net Income:
Net income (1)	$2,597	$6,431	$5,550	$12,787
Income tax expense	1,804	4,302	4,066	8,474
Interest expense	224	49	383	87
Depreciation and amortization	2,562	3,196	4,157	6,189

EBITDA	$7,187	$13,978	$14,156	$27,537

(1)-2005 amounts include pro forma income tax expense
Supplemental data (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		2006		2006
	2005	(Superior Well	2005	(Superior Well
	(Partnerships)	Services, Inc.)	(Partnerships)	Services, Inc.)
Depreciation and amortization	$2,562	$3,196	$4,157	$6,189
Capital expenditures	8,245	13,845	14,670	27,876

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